DATED 22                          FEBRUARY                        2005



                               (1) ZONE4PLAY INC.


                           (2) WINNER.COM (UK) LIMITED


                            (3) TWO WAY MEDIA LIMITED



                    ----------------------------------------

                             INTERACTIVE FIXED ODDS
                           BETTING SERVICES AGREEMENT

                    -----------------------------------------

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THIS AGREEMENT is made on the 22 day of February 2005

BETWEEN:

(1) ZONE 4 PLAY INC. a company registered under the laws of Delaware and whose principal place of business is at 103 Foulk Road, Suite 202, Wilmington, Delaware 19803 U.S.A ("Z4P");

(2) WINNER.COM (UK) LIMITED a company registered in England and Wales under number 4494943 and whose registered office is at 16 Theberton Street, Islington, London N1 0QX ("Winner"); and

(3) TWO WAY MEDIA LIMITED a company registered in England and Wales under number 4904168 and whose registered office is at 19 Bolsover Street, London W1W 5NA ("TWM").

WHEREAS:

(A) Z4P is a provider of client-side game applications and of back-end systems for the gaming and betting industries. Winner is the holder of a bookmaker's permit in the UK and the owner of the trade mark WINNER.COM and domain name winner.co.uk. TWM is establishing fixed odds betting services on digital television, the World Wide Web, mobile telecommunications networks and other digital platforms and wishes to engage Z4P and Winner to provide client-side game applications, server-side software capable of managing such Channels and project management support and technical services for such Channels.

(B) Telewest Limited ("Telewest"), NTL Group Limited ("NTL") and other digital platform operators deliver to their digital television customers a `walled garden' product comprising various interactive services delivered in digital form, including opportunities to search for information and purchase goods and services from a range of content providers selected by Telewest, NTL and other digital platform operators. TWM has signed and secured an agreement with Telewest and NTL to be one of their content providers of fixed odds betting channels.

(C) On October 12th 2004 Z4P, Winner and TWM entered into an agreement for TWM to engage Z4P and Winner to provide client-side game applications, server-side software and project management support and the parties hereby wish to terminate that agreement and replace it with this agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1.    Definitions and Interpretation

1.1. Unless otherwise stated, capitalised words and phrases used in this Agreement shall have the meanings set out in Schedule 1.


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1.2   The Schedules to this Agreement form part of and are incorporated into this Agreement and references to Clauses and Schedules shall be to clauses and schedules of this Agreement. Each of the parties shall comply with their respective obligations as are set out in the Schedules.

1.3 References to a person shall include an individual, corporation, limited or unlimited liability company, general or limited partnership, trust, unincorporated association or any other legal entity.

1.4 Headings in this Agreement are used for convenience only and shall not affect the construction of this Agreement.

2.    Termination of the Original Agreement and Term of this Agreement

2.1 The parties hereby agree that upon the commencement of this Agreement the Original Agreement shall by mutual consent terminate with immediate effect.

2.2 Subject to the termination rights in Clause 13, this Agreement shall commence on the date of signature of this Agreement, and shall continue thereafter for a period of 3 (three) years (the "Initial Term").

2.3 The Initial Term shall be automatically extended for subsequent periods of two years, unless the parties give notice of termination of this Agreement no later than six (6) months before the end of the Initial Term or the end of each subsequent period of two years thereafter. The Initial Term and any such extension thereof shall hereinafter be referred to as the "Term".

2.4 Z4P shall use all reasonable endeavours to ensure that the front end and back end development for which it is responsible under this Agreement shall be completed to enable the Content and the Services to be launched no later than 24th January 2005.

2.5 TWM shall use all reasonable endeavours to ensure a customer services solution, integration and testing is completed to enable the Content to be launched no later than 24th January 2005.

3.    The Content

3.1   Z4P shall at its own cost deliver the Content to TWM in accordance with
      Schedule 2 and the Project Plan. TWM, Z4P and Winner shall convene at least weekly project management conference calls to discuss progress in relation to the Project Plan.

3.2 Z4P grants to TWM a royalty free licence (with the right to sub-license) throughout the Term and within the Territory, in accordance with and subject to the terms and conditions of this Agreement, to:

      3.2.1 display, copy, electronically store, use, distribute and download the Content; and


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         3.2.2    reformat the Content to the extent that it is reasonably
                  necessary for technical reasons so that it can be distributed in the Territory.

3.3 TWM and Z4P shall use best endeavours to ensure that all of the Content provided by Z4P complies with all applicable laws, regulations, guidelines and codes of practice (including, if applicable, those of the Advertising Standards Authority, the British Codes of Advertising and Sales Promotion and the Independent Committee for the Supervision of Standards of Telephone Information Services (ICSTIS), any applicable OFCOM Codes and/or Regulations and the UK Gaming Board's guidelines in relation to Fixed Odds Betting services (and any successor body of the UK Gaming Board)). In the Event that TWM becomes aware that the Content is or has become non-compliant in accordance with this Clause 3.3, then TWM shall promptly notify Z4P and Z4P shall have 30 days from the date of TWM's notification to remedy any such non-compliance.

4.    The Services and the Software

4.1 Z4P shall at its own cost provide the Services and the Software to TWM in accordance with Schedule 3 and the Project Plan.

4.2 TWM and Z4P shall ensure that all of the Services and the Software comply with all applicable laws, regulations, guidelines and codes of practice (including, if applicable, those of the Advertising Standards Authority, the British Codes of Advertising and Sales Promotion and the Independent Committee for the Supervision of Standards of Telephone Information Services (ICSTIS), any applicable OFCOM Codes and/or Regulations and the UK Gaming Board's guidelines in relation to Fixed Odds Betting services (and any successor body of the UK Gaming Board)). In the Event that TWM becomes aware that the Services and/or the Software are or have become non-compliant in accordance with this Clause 4.2, then TWM shall promptly notify Z4P and Z4P shall have 30 days from the date of TWM's notification to remedy any such non-compliance.

4.3 Z4P shall grant to TWM a royalty-free licence (with the right to sub-license) to use the Software throughout the Term and within the Territory in accordance with the terms and conditions of this Agreement.

4.4 Throughout the term of this agreement Winner shall make available the URLs www.winner.co.uk exclusively for the provision of the Permitted Services.

5.    Exclusivity

5.1 Z4P shall not provide client side applications (including but not limited to the Content) and/or server side systems and software (including but not limited to the Software) by itself and/or to other parties providing Fixed Odds Services on cable platforms in the Territory for the period of the Term without the prior written consent of TWM. Subject to Clause 5.5, the parties further acknowledge that Z4P is in no way restricted from pursuing


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      existing and other business ventures relating to Digital Satellite,
      Internet and Mobile Cellular applications and solutions, save that either Z4P or TWM shall not use the Brand and/or any Intellectual Property Rights jointly owned between any of the parties without the other prior written consent.

5.2 Winner shall not itself nor authorise third parties to retail in the Territory, Fixed Odds Services on cable television or on the internet or license the WINNER.COM trade mark and/or the Brand to other Fixed Odds Services in the Territory, on cable television or the internet for the period of the Term without the prior written consent of TWM. For the purposes of this clause 5.2 insofar as it relates to the internet, Fixed Odds Services shall mean fixed odds betting services that legally may be provided to remote customers in the United Kingdom at the date of this Agreement (and for the avoidance of doubt shall not extend to together with such other betting or gaming services provided to remote customers in the United Kingdom which from time to time become permissible in accordance with applicable laws and regulations);

5.3 TWM shall not provide client side applications and/or server side systems and software to other parties providing Fixed Odds Services on cable platforms in the Territory than those envisaged in this Agreement without the prior written consent of Z4P.

5.4 Z4P, Winner and TWM agree to collaborate on new business opportunities in relation to fixed odds betting and gaming services on other platforms.

5.5 Winner will be TWM's preferred partner to help it build its business and its brand in broadband, mobile and digital satellite in the UK.

6.    Revenue share

6.1 In consideration for Z4P providing the Content, the Software and the Services, and Winner entering into this Agreement, the parties shall share Profit and losses in accordance with the provisions set out in Schedule 5.

7.    Marketing

7.1 The parties agree to market and promote the Content and the Channels in accordance with the provisions of Schedule 6.

8.    Licences

8.1 Winner, Z4P and TWM shall obtain and shall throughout the Term maintain and comply with the terms of all consents, licences and clearances which are necessary in relation to the deliverables that that party provides for:

      8.1.1 the Content to be included in, and provided to Digital Subscribers as part of any Channel (including but not limited to a bookmaker's permit); and


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      8.1.2 Transactions to be carried out (including the maintenance of betting accounts, and receipt and fulfilment of all Bets undertaken by way of Transactions).

9.    Intellectual Property Rights

9.1 Z4P will retain ownership in any Intellectual Property Rights it contributes to enable the Channels to be launched and operated. For the avoidance of doubt this will include but not be limited to the game engines, and gaming back-end it contributes in accordance with this Agreement.

9.2 TWM will retain ownership in any Intellectual Property Rights it contributes to enable the Channels to be launched and operated. For the avoidance of doubt this will include but not be limited to the game names and graphic components it contributes in accordance with this Agreement.

9.3 The Channels shall be branded "WINNER" (the "Brand") unless it is found that third parties own trade mark rights which could or would preclude the Channels being branded "WINNER". TWM acknowledges ownership by Winner of the trade mark WINNER.COM in the UK under trade mark number E1627116 in class 41. Winner and Z4P undertake (a) not to apply to revoke the WINNER.COM trade mark or object or challenge the use by TWM and/or any of its licensees or sub-licensees of the Brand; and (b) not to oppose any application by TWM to register trade marks in relation to the Brand (in stylised logo form) in the EU. TWM shall not use the trade marks it has registered or applied for in relation to the Brand in stylised logo form during the Term (the "Logos") without Winner's prior consent (such consent not to be unreasonably withheld or delayed) and neither TWM nor Z4P shall be entitled to use such Logos other than for the purposes envisaged under this Agreement without the other party's consent (such consent not to be unreasonably withheld or delayed) either during the Term or after termination of this Agreement. This section does not in any way undermine Winner's rights under its trade marks of winner.com and its domain names winner.com and winner.co.uk.

9.4 Winner, shall at TWM's request, allow TWM to operate the Channels under Winner's bookmaker's permit. Winner will use best endeavours to retain ownership in its bookmaker's permit throughout the Term.

9.5 Intellectual Property Rights created jointly by Z4P and TWM during the Term solely for the Channels, such as the client-side applications, will be held jointly between Z4P and TWM. Z4P and TWM shall be entitled to license such jointly owned Intellectual Property Rights to third party with the other party's prior written consent, such consent not to be unreasonably withheld or delayed.

9.6 Subject always to Clause 10, the database containing details of Digital Subscribers using the Channels and all associated Transactions history and generated by the Channels during the Term (the "Database") will be jointly owned by the Parties. No Party will have the right to contact or market services to the Digital Subscribers listed in the Database (except TWM for the purpose of marketing or promoting the Channels), or sell rights to


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      access the Database, at any time including after the end of the Term, without the prior written approval of the other Parties and subject to compliance with Clause 10.

10.   Personal Data

10.1 The parties agree to keep all personal data of Digital Subscribers strictly confidential and separate from other records and information. The parties will at all times ensure their own compliance with all the provisions of Data Protection Legislation applicable to them. The words 'personal data' shall have the meaning attributed thereto by Section 1 of the Data Protection Act 1998. TWM shall notify Z4P if it becomes aware that Z4P is infringing any of the provisions of the Data Protection Legislation or any other applicable codes, regulations or guidelines as described herein.

10.2  Z4P shall:

      (a) only act on instructions from TWM regarding the processing of personal data under this Agreement and ensure that appropriate technical and organisational measures shall be taken against unauthorised or unlawful processing of the personal data and against accidental loss or destruction of, or damage to, the personal data;
      (b) comply with any reasonable request made by TWM to ensure compliance with the measures mentioned in Clause 10.2(a);
      (c) take the measures mentioned in Clauses 10.2(a) and 10.2(b) so as to ensure a level of security appropriate to: (i) the harm that may result from breach of such measures, and (ii) the nature of the personal data to be protected; and
      (d) take reasonable steps to ensure the reliability of its employees or sub-contractors who have access to the personal data provided by TWM.

10.3 For the avoidance of doubt, Z4P agrees that personal data it may have access to under this Agreement is Confidential Information and it shall not be entitled to transfer such personal data to any third parties without the prior written consent of TWM.

10.4 During the Term TWM shall have the right to enter Z4P's premises upon providing not less than one week written advance notice to Z4P and during normal business hours in order to inspect and audit at TWM's expense all records and systems of Z4P once in every 12 month period for the purpose of verifying Z4P's compliance under this Clause 10 and Clause 14.

10.5 The Standard Contractual Clauses for the transfer of personal data to third countries under Directive 95/46/EC contained in the Annex to the Commission Decision of 27 December 2001 are incorporated into this Agreement with the following changes:

      (a)   Data Exporter shall mean Two Way Media Limited;
      (b)   Data Importer shall mean Zone 4 Play, Inc.;
      (c) With reference to Clause 9 of the Standard Contractual Clauses, the Governing Law is English law;


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      (d)   With reference to Appendix 1 of the Standard Contractual Clauses, the Data Exporter will allow the Data Importer to upload and store personal data for back-up for archiving and disaster recovery purposes in Israel; the personal data transferred concern the following categories of data subjects: Digital Subscribers using the Channels; the personal data transferred falls within the following categories of data: sensitive and non-sensitive personal data; the personal data transferred will be subject to the following basic processing activities: back-up for archiving and disaster recovery purposes.
      (e) With reference to Appendix 2 of the Standard Contractual Clauses, the technical organisation and security measures implemented by the data importer in accordance with Clauses 4d and 5c of the Standard Contractual Clauses are as mentioned above in Clause 10.2.

11.   Reporting and audit

11.1 For the avoidance of doubt, Digital Subscribers registering shall contract with TWM in relation to the Content. TWM shall distribute Content Revenues generated in accordance with Schedule 5. TWM shall use reasonable endeavours to provide to Z4P and Winner within 5 days after the end of each calendar month from the launch date of the Channels during the Term a report (each, a "Monthly Report") detailing the following information:

            (i) the total number of Transactions carried out during the relevant billing period;

            (ii) the value of each Transaction;

            (iii) the date of each Transaction;

            (iv) the Game category of each Transaction;

            (v) total Content Revenues;

            (vi) the calculation of Profit in respect of the relevant Transactions (including but not limited to details of all relevant deductions actually made and/or due); and

            (vii) a summary of the status of client accounts used for holding Digital Subscribers' deposits.

11.2 Upon receipt of the Monthly Report, Z4P and Winner (if it is entitled to a Profit share) will invoice TWM for their respective Profit share in accordance with the provisions of Schedule 5. TWM shall pay Z4P and/or Winner the Profit shares within 10 days of receipt of an invoice from Z4P and/or Winner in respect thereto.

11.3 During the Term Z4P and/or Winner shall have the right to enter TWM's premises upon providing not less than one month written advance notice to TWM and during normal business hours in order to inspect and audit at Z4P and/or Winner's expense all records and accounts of TWM once in every 6


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      month period for the purpose of verifying Monthly Reports delivered and/or due and the Profit shares paid or payable to Z4P and/or Winner by TWM under this Agreement.

11.4  In the event that any inspection or audit carried out pursuant to Clause
      11.3 reveals that the amount of the Profit shares invoiced by Z4P and Winner (if applicable) in respect of the period covered by such inspection or audit is more than 5% lower than the actual amount of the Profit shares due and payable in respect of the relevant period, then TWM shall forthwith reimburse the costs incurred by Z4P and/or Winner in respect of such inspection or audit and TWM shall pay Z4P and/or Winner those sums owing to Z4P and/or Winner plus interest at the rate of 3% per annum above Barclays Bank Plc's base rate for the period from the due date to the date of payment.

12.   Confidentiality

12.1 Either party may disclose Confidential Information to such of its employees, agents and subcontractors to the extent strictly necessary for each party to perform its obligations set out in this Agreement. Each party agrees and undertakes that it will, and will procure that its employees, agents and subcontractors will, keep all Confidential Information confidential and will not disclose it in whole or in part to any third party, nor use Confidential Information for any purpose other than the performance of its obligations under this Agreement nor make any public announcement regarding the terms or operation of this Agreement except with the express written consent of the other or as required by law. This provision shall survive the termination of this Agreement howsoever and without limitation of time.

12.2  Confidential Information shall not include information which:

      12.2.1 at or prior to the time of disclosure was known to the receiving party except to the extent that such information was obtained unlawfully or by a breach of confidentiality;

      12.2.2 at or after the time of disclosure becomes generally available to the public other than through any act or omission on the part of the receiving party;

      12.2.3 is independently developed by the receiving party; or

      12.2.4 is required to be disclosed by law, by a court order or by any competent government or regulatory authority.

12.3 Notwithstanding clause 12.1, the parties shall within four weeks from the date of signature of this Agreement meet to agree in good faith a press announcement to be released by the parties regarding the subject matter of this Agreement.


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13.   Termination

      13.1 Either party may terminate this Agreement by notice to the other party if:

      13.1.1 the other party is in breach of any of its material obligations under this Agreement and the other party fails to remedy such breach (if capable of remedy) within 30 days of receipt of a notice specifying such breach and requiring such breach to be remedied;

      13.1.2 any of the warranties on the part of the other party contained in this Agreement is or becomes untrue or inaccurate in any material respect; or

      13.1.3 an order is made for the winding up of the other party or an effective resolution is passed for the winding up of the other party (other than for the purposes of solvent amalgamation or reconstruction), the other party has a receiver, administrative receiver or administrator appointed in respect of all or any part of its assets party (other than for the purposes of solvent amalgamation or reconstruction).

13.2 Without prejudice to any other rights under this Agreement, TWM may terminate this Agreement by providing Z4P and Winner prior written notice of 30 days, if Z4P and/or Winner, unless cured within such notice period, do or omit to do anything that would cause TWM (including its respective officers, directors, employees, permitted successors and assigns) to be in breach of any laws or regulations relating to betting or gaming or to otherwise expose TWM (including its respective officers, directors, employees, permitted successors and assigns) to any liability under any laws or regulations relating to betting or gaming.

13.3 Any termination of this Agreement shall not affect any accrued rights or liabilities of either party.

13.4  After expiry or termination of this Agreement:

      13.4.1 TWM shall return to Z4P and/or destroy any and all data, materials, files and programs (including but not limited to the Games) stored on TWM's systems which belong to Z4P;

      13.4.2 Z4P and Winner shall return to TWM and/or destroy any and all data, materials, files and programs which belong to TWM;

      13.4.3 all licences granted under this Agreement shall terminate;

      13.4.4 the following Clauses shall survive termination of this Agreement:
            Clauses 9, 11.1, 11.2, 12, 13.4, 15, 16, 17, 22, 23, 24, 26 and 27.


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14.   Warranties

14.1 In addition to the parties' obligations set out in Clauses 10, each party warrants that it will comply with Data Protection Legislation and any directions issued by the Information Commissioner in relation to such obtaining, storage and use of personal data of Digital Subscribers as may be required or carried out under this Agreement (whether in relation to Transactions or otherwise).

14.2  Z4P undertakes, represents and warrants that:

      14.2.1 it has full power and authority to enter into this Agreement and to perform its obligations according to the terms of this Agreement, and that it will maintain such authority throughout the Term;

      14.2.2 Z4P will not, to the best of its knowledge having carried out all reasonable enquiries (excluding obtaining legal opinion with respect thereof), do or omit to do anything that would cause TWM (including its respective officers, directors, employees, permitted successors and assigns) to be in breach of any laws or regulations relating to betting or gaming (or to otherwise expose TWM or its respective officers, directors, employees, permitted successors and assigns to any liability under any laws or regulations relating to betting or gaming).

      14.2.3 to the best of its knowledge having carried out all reasonable enquiries (excluding obtaining legal opinion with respect thereof) neither the exercise by TWM of any of the rights in and to the Content, the Software and/or the Z4P Equipment granted to it by Z4P under this Agreement nor the Content (or any part thereof), the Services, the Software and/or Z4P Equipment as delivered by Z4P to TWM under this Agreement will breach any law, regulation or applicable code of conduct or infringe any Intellectual Property Rights of any third party or constitute a breach of confidence or be defamatory of any person;

      14.2.4 it owns or will prior to delivery of the Content to TWM have obtained all rights, consents, licences, clearances and waivers in or in relation to the Content (and all material contained therein) which are necessary to enable TWM to include the Content in, and make the Content available to Digital Subscribers on the Channels (including, without limitation, all necessary clearances and licenses from music collecting societies such as PRS, PPL and MCPS or any similar body, if applicable);

      14.2.5 the Content (and all Transactions in respect thereto) shall comply with the SSSL Policy at all times during the Term and the software


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            underlying each Game is operated on a random basis and shall comply with all laws and/or regulations applicable to such software;

      14.2.6 the Content shall not contain any Unacceptable Content;

      14.2.7 the Software shall meet best industry standards for operating and managing a Fixed Odds Betting channel and shall allow: (a) all Transactions in relation to the Content to be executed in a secure environment, (b) separate, complete, accurate and detailed records and accounts of all Transactions, Content Revenues and all uses of the Content by Digital Subscribers to be maintained and produced on a daily, weekly and monthly basis, and (b) TWM to operate the Channels as envisaged under this Agreement.

      14.2.8 it shall use all reasonable endeavours to ensure that the Z4P Equipment in respect of the Channels (including but not limited to the Content back-end systems) has sufficient capacity to deal with the load placed upon it by Digital Subscribers without material degradation of quality or performance under normal range of levels of demand (on the basis of prior use of the Content) and will not cause the Content to be available for less than 99% during any calendar month of the Term.

      14.2.9 it shall use all reasonable endeavours to ensure that the Content, the Software and the Z4P Equipment shall comply with the Functional Specification and shall be secure and able to resist access by unauthorised third parties, attempted fraud, Virus attacks and other malicious acts by third parties and has the capability to identify and isolate fraudulent Transactions.

      14.2.10 it shall use reasonable endeavours to ensure that Z4P (and shall ensure that its employees, agents and/or sub-contractors) shall not adversely modify, damage or destroy any information or data contained in the systems used for the Channels (including but not limited to the Z4P Equipment and/or the Software) and Z4P shall have secure connectivity to the systems used for the Channels, and Z4P shall ensure that its employees, agents and/or sub-contractors are not able to commit fraud or any other malicious acts with any of the information contained in the systems used for the Channels.

      14.2.11 Z4P shall incorporate within the Software and Services a secure Random Number Generator which conforms with industry best practice for Fixed Odds Betting services.


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14.3  TWM undertakes, represents and warrants that:

      14.3.1 it has full power and authority to enter into this Agreement and to perform its obligations according to the terms of this Agreement, and that it will maintain such authority throughout the Term;

      14.3.2 it shall use reasonable endeavours to ensure that the provision of the Content to Digital Subscribers shall be in accordance with best industry practice policies and/or guidelines applicable to such online Fixed Odds Services (each, a "Third Party Policy"). The document entitled "Player protection and social responsibility: Code of Practice for Interactive Gambling" issued by Gamcare and BSkyB dated July 2003 (and any successor document issued by Gamcare and where appropriate BSkyB) shall constitute such a Third Party Policy, and Z4P shall ensure that the Content and all Transactions comply with the same; and

      14.3.3 it owns or will own all rights, consents, licences, clearances and waivers in or in relation to any TWM deliverables (and all material contained therein) which are necessary to enable TWM to make the Content available to Digital Subscribers on the Channels.

      14.3.4 has the necessary experience, knowledge, expertise, competent manpower, facilities, software, technology and the capacity to provide and perform its obligations under this Agreement.

14.4  Winner undertakes, represents and warrants that:

      14.4.1 it has full power and authority to enter into this Agreement and to perform its obligations according to the terms of this Agreement, and that it will maintain such authority throughout the Term;

      14.4.2 it owns the registered trade mark WINNER.COM and the URL www.winner.co.uk in the UK and has obtained a bookmaker's permit to operate Fixed Odds Betting services in the UK; and

      14.4.3 the use by TWM of the Brand will not breach any law, regulation or applicable code of conduct or infringe any Intellectual Property Rights of any third party or constitute a breach of confidence or be defamatory of any person.


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15.   Indemnities

15.1 Z4P agrees to indemnify and keep indemnified TWM (including its respective officers, directors, employees, permitted successors and assigns) against any Losses suffered or incurred as a result of a breach of any of the warranties on the part of Z4P contained in this Agreement.

15.2 Winner agrees to indemnify and keep indemnified TWM (including its respective officers, directors, employees, permitted successors and assigns) against any Losses suffered or incurred as a result of a breach of any of the warranties on the part of Winner contained in this Agreement.

15.3 TWM agrees to indemnify and keep indemnified Winner and/or Z4P (including their respective officers, directors, employees, permitted successors and assigns) against any Losses suffered or incurred as a result of any breach of the warranties on the part of TWM contained in this Agreement.

15.4 Z4P agrees to indemnify and keep indemnified TWM (including its respective officers, directors, employees, permitted successors and assigns) against any Losses suffered or incurred as a result of:

      (a) a claim by any third party that the Content (or any part thereof), the Services, the Software and/or Z4P Equipment as delivered by Z4P to TWM under this Agreement breaches any law, regulation or applicable code of conduct or infringes any Intellectual Property Rights of any third party or constitute a breach of confidence or is defamatory of any person;

      (b) Z4P and/or Winner (including their respective officers, directors, employees, permitted successors and assigns) causing TWM (including its respective officers, directors, employees, permitted successors and assigns) to be in breach of any laws or regulations relating to Fixed Odds Services; or

      (c) Z4P's and/or Winner's (including their respective officers, directors, employees, contractors, permitted successors and assigns) acts, errors and/or omissions (including but not limited to negligent or fraudulent acts), save where such acts, errors and/or omissions have been made at TWM's request provided that such Losses incurred or suffered are not caused by TWM (including its respective officers, directors, employees, contractors, permitted successors and assigns).

15.5 TWM agrees to notify Z4P if it becomes aware of any third party claim or other events which may fall under the indemnities in Clause 15.4 and which come to its attention, with all relevant information in its possession and any advice it may give on how to cure such event. TWM and Z4P agree to provide each other all reasonable assistance in relation to any such proceedings. For the purpose of clarification, at Z4P request, TWM shall empower Z4P to defend any claim and appoint its legal advisors with respect hereof.

15.6 TWM agrees to indemnify and keep indemnified Z4P (including its respective officers, directors, employees, permitted successors and assigns) against any Losses suffered or incurred as a result of:

      (a) a claim by any third party that TWM through the performance of its obligations under this Agreement breaches any law, regulation or applicable code of conduct or infringes any Intellectual Property Rights of any third party or constitute a breach of confidence or is defamatory of any person;

      (b) TWM (including their respective officers, directors, employees, permitted successors and assigns) causing Z4P (including its respective officers, directors, employees, permitted successors and assigns) to be in breach of any laws or regulations relating to Fixed Odds Services in the UK; or

      (c) TWM's (including their respective officers, directors, employees, contractors, permitted successors and assigns) acts, errors and/or omissions (including but not limited to negligent or fraudulent acts), save where such acts, errors and/or omissions have been made at Z4P's request, provided that such Losses incurred or suffered are not caused by Z4P (including its respective officers, directors, employees, contractors, permitted successors and assigns).

15.7 Z4P agrees to notify TWM if it becomes aware of any third party claim or other events which may fall under the indemnities in Clause 15.6 and which come to its attention, with all relevant information in its possession and any advice it may give on how to cure such event. TWM and Z4P agree to provide each other all reasonable assistance in relation to any such proceedings. For the purpose of clarification, at TWM request, Z4P shall empower TWM to defend any claim and appoint its legal advisors with respect hereof.

16.   Limitation of Liability

16.1 Subject to Clauses 16.2 and 16.3 (but excluding any liability under Clauses 14.2.2 and 14.2.3), the total liability of either party under or arising out of this Agreement shall not exceed (pound)3,000,000 in respect of any one incident (and for these purposes a number of claims during any twelve (12) month period of the Term arising out of the same circumstances shall be treated as a single incident). The total liability of either party under or arising out of Clauses 14.2.2 and 14.2.3 shall not exceed (pound)5,000,000 in respect of any one incident (and for these purposes a number of claims arising during any twelve (12) month period of the Term out of the same circumstances shall be treated as a single incident).

16.2 Nothing in this Clause 16 shall be construed to exclude the liability of either party for death or personal injury caused by its negligence.

16.3 Neither party shall be liable to the other party for any indirect or consequential loss or damage howsoever caused (including but not limited to loss of profit, anticipated savings, wasted expenditure and loss of data) arising out of or in connection with this Agreement.

17.   Escalation Procedure

17.1 In the event of a dispute between the parties in relation to this Agreement the parties shall use their best endeavours to ensure that the dispute is resolved at the level of the appropriate commercial managers.

17.2 If the dispute remains unresolved fifteen (15) working days after referral to the commercial managers the dispute shall be referred to the appropriate managers with overall responsibility for interactive services who shall meet within fifteen (15) working days of referral in order to resolve the dispute.

17.3 If the dispute remains unresolved within fifteen (15) working days of referral under Clause 17.2, then the parties shall be free to pursue whatever legal remedies may be available to them.

18.   Force Majeure

18.1 Neither party shall be liable to the other or be deemed to be in breach of this Agreement by reason of any delay in performing or failure to perform any of its obligations hereunder if and to the extent that the delay or failure was caused by an event beyond that party's reasonable control (including, without limitation, any strike, lockout or other industrial action, act of God, war or threat of war or prohibition or intervention by any government or competent regulatory authority) (a "Force Majeure Event").

18.2 A party claiming a delay in performing, or a failure to perform, any of its obligations due to a Force Majeure Event must immediately notify the other of the relevant circumstances.

19.   Entire Agreement

19.1 This Agreement contains the entire agreement of the parties relating to the Content and supersedes all previous proposals, arrangements and agreements between the parties relating to the Content. This Agreement shall not be varied except by an agreement in writing signed by a duly authorised representative of each party.

19.2 Each party confirms that it has not relied on any statement or representation given by the other party except those expressly repeated herein.

20.   Severance

      If any provision of this Agreement is held by any competent court or regulatory authority to be void or unenforceable in whole or in part and such provision is not fundamental to the commercial purpose of this Agreement, this Agreement shall continue in force in relation to the unaffected provisions and the remainder of the provision in question and the parties shall negotiate in good faith (a) replacement term(s) for the affected provision in order to achieve as closely as possible the original intentions of the parties.

21.   No Partnership

      Nothing in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the parties.

22.   Waiver

22.1 No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by such party of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

22.2 The right and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

23.   Contract Rights of Third Parties

      The Parties hereto shall be the only parties entitled to rely on the provisions hereof or bring any action in respect of such provisions and no third party shall be entitled to benefit from or rely upon any rights or obligations herein unless expressly provided for herein and to the maximum extent possible, the provisions of the Contracts (Rights of Third Parties) Act 1999 shall be hereby excluded.

24.   Notices

24.1 Any notice or other communication given or made under this Agreement shall be in writing and may be delivered or sent by first class prepaid recorded delivery letter or facsimile transmission to the address of that party specified in this Agreement or to that party's facsimile transmission number thereat or such other address or number in England as may be notified hereunder by that party from time to time for this purpose and shall be effectual notwithstanding any change of address not so notified.

24.2 Each such notice or communication shall be deemed to have been given or made and delivered, if by letter, 48 hours after posting, if by delivery, when left at the relevant address or, if by facsimile transmission upon receipt by the addressee of the complete text in legible form.

25.   Assignment

      The parties may not assign this Agreement in whole or in part to any third party without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

26.   Escrow agreement

      Z4P shall place the source code of the Software and/or the Content into escrow with the NCC Group Limited (the "NCC") under the standard single licence escrow agreement terms of the NCC, and the costs of maintaining such escrow agreement shall be borne equally between Z4P and TWM. TWM shall be entitled under the escrow agreement to gain access to that source code if:

      (a) Z4P is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 or if a trustee receiver administrative receiver or similar officer is appointed in respect of the business or assets of Z4P or other steps are taken for the winding up of Z4P or for the making of an administration order;

      (b) Z4P has breached its obligations in relation to the Software and/or the Content for any reason under the Service Level Agreement and failed to remedy such breach within 60 days of being so-notified in writing by TWM, in which event Z4P shall also be obliged to assist TWM's staff which take over such obligations by providing all training, cooperation, assistance and information as necessary; and

      (c) Z4P is unable to perform its obligations relating to the Software and/or the Content under this Agreement due to a Force Majeure Event.

      For the avoidance of doubt, the parties agree that the occurrence of any of the above source code release events contained in clauses 26(a), (b) and (c) above shall not affect Z4P's right to revenue as set forth in
      Schedule 5 subject to any termination rights which may be exercised by TWM under this Agreement.

27.   Governing law and jurisdiction

      This Agreement shall be governed by and construed in accordance with English law and the parties hereby submit to the exclusive jurisdiction of the English courts.



IN WITNESS WHEREOF this Agreement has been executed by duly authorised representatives of the parties


SIGNED by on behalf of      ) Signature:   /s/ Guy Templer
TWO WAY MEDIA LIMITED       )
                            ) Print name:  Guy Templer
                            )
                            )
                              Title:       Commercial Director

SIGNED by on behalf of      ) Signature:   /s/ Shimon Citron
ZONE 4 PLAY, INC.           )
                            ) Print name: Shimon Citron
                            )
                              Title:      CEO



SIGNED by on behalf of      ) Signature:   /s/ Jonathan Curtiss
WINNER.COM (UK) LIMITED     )
                            ) Print name:  Jonathan Curtiss
                            )
                              Title:       Director

                                   SCHEDULE 1

                                   Definitions

In this Agreement:

"Agreement"                               means this agreement and all Schedules
                                          hereto

"Bankers Games Regulations"               means the Gaming Clubs (Bankers'
                                          Games) Regulations 1994 (SI
                                          1994/2899)(as amended). For the
                                          avoidance of doubt, games as at the
                                          date of signature of this Agreement
                                          authorised under the Regulations are:
                                          Roulette, Dice, Baccarat, Casino Stud
                                          Poker, Super Pan 9, The Big Six, Sic
                                          Bo and Three Card Poker.

"Bet" means the staking of money or monies worth upon the outcome of an uncertain or unascertained event in return for a promise to give money or monies worth upon the determination of that uncertain or unascertained event in a particular way.

"Brand"                                   has the meaning given to it in Clause
                                          9.3.

"Channels"                                means the Digital Television Channel,
                                          the Mobile Channel and the WWW
                                          Channel.

"Chargeback"                              a deposit or any other Transaction
                                          which is credited back to the Digital
                                          Subscribers debit or credit card by
                                          their credit or debit card company.

"Confidential Information"                means any and all information relating
                                          to the Content, the personal data of
                                          Digital Subscribers and any other
                                          information relating to the business
                                          interests of either party (whether or
                                          not such information is identified as
                                          being confidential at the time of
                                          disclosure).

"Content"                                 means, inter alia, the text, graphics,
                                          still and moving pictures, audio,
                                          audio-visual material, software,
                                          information and data specified in
                                          paragraph 1.2 of Schedule 2 which is
                                          to be provided by Z4P.

"Content Revenues"                        means all revenues generated in
                                          respect of Transactions.

"Data Protection
Legislation"                              means The Data Protection Act 1998 (as
                                          amended).

"Database"                                has the meaning given to it in Clause
                                          9.6.

"Digital Television Channel"              means TWM's Gaming Services as
                                          provided to the cable digital
                                          television customers referred to in
                                          Recital B.

"Digital Subscriber"                      means users of the Channels.

"Fixed Odds Betting"                      means Bets where the size of the
                                          winnings is determined by multiplying
                                          the value of the stake by the
                                          specified odds (and which for the
                                          avoidance of doubt excludes Pool
                                          Betting and/or any form of spread
                                          betting), and where there is (a) a
                                          bilateral risk taken by the punter and
                                          the bookmaker, (b) the return is
                                          clearly stated, and (c) HM Customs &
                                          Excise is collecting 15% gross profit
                                          tax in relation to such Bets.

"Fixed Odds Services"                     means fixed odds betting services that
                                          may be provided to remote customers in
                                          the United Kingdom in accordance with
                                          applicable laws and regulations
                                          together with such other betting or
                                          gaming services provided to remote
                                          customers in the United Kingdom which
                                          from time to time become permissible
                                          in accordance with applicable laws and
                                          regulations;;

"Functional Specification"                means TWM's technical and delivery
                                          specification for the Content, the
                                          Software, the Z4P Equipment and the
                                          Services as set out at Schedule 7 and
                                          which may upon reasonable notice be
                                          amended by TWM from time to time.

"Game"                                    means any game or competition included
                                          within the Content.

"Gaming Services"                         means any form of gaming, prize draws,
                                          lottery and any other events,
                                          services, products or processes
                                          classified as gaming (including but
                                          not limited to any game referred to in
                                          the Bankers Games Regulations but not
                                          authorised under the SSSL Policy
                                          and/or other Third Party Policies from
                                          time to time) by any of: Betting &
                                          Gaming Duties Act 1981; Lotteries and
                                          Amusements Act 1976; the Betting,
                                          Gaming & Lotteries Act 1963; the
                                          Gaming Act 1968; the Financial
                                          Services Authority and any other
                                          statutory or regulatory frameworks (or
                                          amendments thereto) that may exist
                                          during the Term.

"Intellectual Property Rights"            means all copyright and other
                                          intellectual property rights,
                                          howsoever arising and in whatever
                                          media, whether or not registered,
                                          including (without limitation)
                                          patents, trade marks, service marks,
                                          trade names, database rights,
                                          registered designs, rights in any
                                          format or presentation (including its
                                          look, feel, visual or other
                                          non-literal elements) and any
                                          applications for the protection or
                                          registration of these rights and all
                                          renewals and extensions thereof
                                          throughout the world.

"Launch Date"                             means the date upon which the Content
                                          commences distribution upon the
                                          Channel(s).

"Losses" means all costs and expenses, losses, damages (including the reasonable legal fees and expenses of solicitors and other professionals and specialists).

"Merchant Acquirer"                       means the entity responsible for
                                          capturing, storing and processing
                                          credit and debit card details in a
                                          secure environment to enable funds to
                                          be `deposited' and `withdrawn' from
                                          user accounts in relation the Content
                                          and/or providing Digital Subscribers
                                          with an alternative process to deposit
                                          and/or withdraw funds. For the
                                          avoidance of doubt, it is anticipated
                                          that Digital Subscribers will be given
                                          the option to deposit funds via
                                          interactive TV, the internet and via a
                                          call centre to be provided by TWM at
                                          its expense (or a third party to be
                                          appointed by TWM at its expense).

"Mobile Channel"                          means Permitted Services provided to
                                          users of mobile telecommunications
                                          devices.

 "NTL"                                    has the meaning given to it in recital
                                          (B).

"Original Agreement"                      the Agreement of October 12th 2004
                                          between the parties entitled
                                          "Interactive Fixed Odds Betting
                                          Services Agreement".

"Permitted Services"                      means the permitted fixed odds games
                                          or competitions set out in paragraph
                                          1.2 of Schedule 2.

"Pool Betting"                            means a Bet which is defined by
                                          Section 10 of the Betting and Gaming
                                          Duties Act 1981.

"Project Plan"                            means the project plan as set out at
                                          Schedule 8 (as may be amended by
                                          agreement of the parties).

"Random Number Generator"                 means the software program that
                                          generates random numbers in relation
                                          to the Fixed Odds Betting games
                                          included within the Content.

"Service Level Agreement"                 means the service level agreement as
                                          set out at Schedule 9 (as may be
                                          amended by agreement of the parties)
                                          and which sets out the levels of
                                          service and performance of the
                                          Content, the Software, the Z4P
                                          Equipment and the Services.

"Software"                                means the software program, source or
                                          object code, tool or module developed
                                          or owned or licensed in by Z4P which
                                          supports the functionality and
                                          operation of the Channels' back-end
                                          systems and/or the Z4P Equipment,
                                          together with all improvements or
                                          enhancements to the existing
                                          functionality which are subsequently
                                          developed or created by or on behalf
                                          of Z4P during the Term.

"SSSL"                                    means Sky Subscribers Services
                                          Limited.

"SSSL Policy"                             means the `Policy towards fixed odds
                                          games products/gaming on the DTH
                                          Platform' issued to broadcasters of
                                          interactive services upon the DTH
                                          platform in the Territory dated 30
                                          June 2004 as attached at Schedule 10,
                                          and any subsequent policies that may
                                          be issued by SSSL (or any other entity
                                          authorised to issue policy statements
                                          in respect of the DTH platform) and as
                                          approved by the Gaming Board of Great
                                          Britain (and any successor body
                                          thereof) during the Term.

"Telewest"                                has the meaning given to it in recital
                                          (B).

"Territory"                               means the United Kingdom.

"Testing"                                 means such systems, interface and user
                                          acceptance tests to be performed and
                                          determined by TWM in respect of each
                                          part of the Content and of the
                                          Services.

"Transaction"                             means the sale, licensing or supply of
                                          Permitted Services by TWM to Digital
                                          Subscribers via the Content on the
                                          Channels.

"Unacceptable Content"                    means any material of any nature which
                                          (i) is defamatory, libellous,
                                          pornographic, obscene, in contempt of
                                          court or in contravention of any law
                                          or statute; (ii) promotes violence or
                                          discrimination based on race, sex,
                                          religion, national origin, physical
                                          disability, mental disability, age or
                                          which promotes illegal activities;
                                          (iii) infringes any Intellectual
                                          Property Right of any third party;
                                          (iv) contains any Virus; and/or (v)
                                          concerns, includes and/or promotes any
                                          Game and/or service that is not a
                                          Permitted Service.

"Virus" any computer code, programming instruction or set of instructions that has the ability to damage, modify or interfere with computer programs, data files or hardware (including but not limited to Set Top Boxes).

"WWW Channel"                             means Permitted Services provided to
                                          users on www.winner.co.uk.

"Z4P
Equipment"                                means any database servers, software,
                                          application servers, web servers,
                                          routers, underlying network
                                          infrastructure and/or connectivity
                                          supplied by Z4P to TWM for the
                                          purposes of hosting, maintenance,
                                          delivery and distribution of the
                                          Content on the Channels.

                                   SCHEDULE 2

                                     Content

1.    Description of Content

1.1 Z4P shall ensure that the Content shall at all times during the Term conform with the Functional Specification, and the description set forth in paragraph 1.2 below.

1.2   At launch, the Content shall consist of:

      (a)   Fixed Odds Betting upon:

            (i) the fixed odds games set out in Part A, Part B and Part C below; and

            (ii) new additional permitted fixed odds games, which shall consist of:

            - new fixed odds games which fall under the definition of Fixed Odds Betting games; and

            - new fixed odds games which are no longer prohibited under future legislation in the United Kingdom;

      (b) fixed odds games offering `pay to play ' opportunities and `play for fun' opportunities for no charge.

      Part  A

      (a)   a `keno' game;

      (b)   a `hi-lo' game;

      (c)   a `dice' game; and

      (d)   a `slots' game.

      Part B

      In addition to the games set out in Part A above and Part C below, no less than six (6) additional games (each, being a re-version of the classification of the games set out in Part A above) shall be delivered to TWM during each twelve (12) month period of the Term in accordance with TWM's timelines and instructions as to the look and feel of such Games. In addition TWM and Z4P shall have good faith discussions about launching other new games (which are not re-versions of the games set out in Part A above) during the period of the Term.

      Part C

      one or more `Roulette' games

      1.3 TWM shall provide an internet domain name, subject to Z4P' approval which will not unreasonable withheld and Z4P shall provide an internet site attached to such internet domain name which will enable Digital Subscribers to register for the Content, and where appropriate will promote certain aspects of the Content. Details of the internet site are provided in the Functional Specification in Schedule 7.

      1.4 Z4P shall ensure that the Content shall not include any of the following prohibited goods and/or services:

      (a)   any Unacceptable Content;

      (b) any dangerous goods (including without limitation: knives, fireworks, firearms and explosives, illegal products or substances, prescription drugs or medication) and any documentation or knowledge enabling any person to manufacture any such dangerous goods;

      (c) any goods or services which are contrary to public decency or reasonable good taste;

      (d) any goods or services which compete in a material fashion with NTL and/or Telewest's internet, telephony and/or television services;

      (e) any goods or services not included within the description of the Content set out in paragraph 1.2 above unless Z4P has obtained the prior written consent of TWM and has agreed a revenue share in respect thereof.

1.5 In the event that the Content contains any of the prohibited goods and/or services listed in Paragraphs 1.4(a) - (e) inclusive Z4P shall remove the offending content as soon as reasonably possible (but in any event within 1 working day) on discovery of the offending material.

1.6 TWM and Z4P will determine the games that will be launched on the Channels and the creative design, and look and feel and names of these games save that in the absence of agreement between TWM and Z4P within two weeks of starting discussions, TWM's decision will prevail as to which games will be launched and the creative design, look and feel and names of these Games.

2.    Delivery of the Content

2.1 Z4P shall deliver the Content in digital format in accordance with the Functional Specification throughout the Term.

2.2 Z4P shall on TWM's request update the Content, and shall deliver the Content (as so updated) to TWM as soon as reasonably practicable after the Content has been updated.

3.    Testing prior to the Acceptance Date

3.1 Z4P shall supply each part of the Content to TWM for the purposes of Testing to ensure compliance of the same with the Functional Specification. Z4P shall deliver any and all alterations and/or additions to such part of the Content to TWM as reasonably requested by TWM pursuant to such Testing, in accordance with the time limits reasonably requested by TWM.

3.2 TWM shall have no obligation to use any Content that has not completed Testing. TWM shall inform Z4P whether the Content has completed Testing (if it has, such date being "the Acceptance Date").

3.3 If, any time after the relevant Acceptance Date: (a) TWM deems (acting reasonably) that the Content (or any part thereof) does not comply with any aspect of the Functional Specification and/or any applicable laws, regulations or codes of conduct, or (b) TWM has been instructed to make changes by any of the digital platform operators, then TWM shall notify Z4P of the same giving details of changes and/or alterations required. Z4P shall alter and/or change the Content so that it complies with the Functional Specification, any applicable laws, regulations or codes of conduct and/or the changes instructed by the digital platform operators. Once amended Z4P shall supply the altered Content for re-Testing to TWM. TWM shall not be obliged to use such amended Content until satisfactory re-Testing (in the reasonable opinion of TWM) of the same.

4.    Content Support

4.1 TWM (or its subcontractors on its behalf) shall be responsible for dealing with first line queries from Digital Subscribers concerning the Content and shall respond to all of such queries. Pursuant to the Service Level Agreement, Z4P shall provide the details of a technical contact for all technical issues relating to the Content.

5.    Service Levels

5.1 Z4P shall use reasonable endeavours to ensure that at all times during the Term the Content is of a high standard reasonably acceptable to TWM and is attractive to Digital Subscribers.

5.2 Z4P shall obtain and maintain throughout the Term a secure communications link for the purpose of fulfilling its obligations under the Service Level Agreement.

5.3 Z4P shall ensure that the Content comply with those service levels as set out under the Service Level Agreement.

6.    Additional Content

Subject to Z4P completing its obligations to produce the Content for each of the Channels in accordance with Schedule 2, including the obligation to produce the Content for the Mobile Channel on the handsets set out in the list below, then the Parties further agree and acknowledge that in the event that further content, including but not limited to new games and/or same games on new devices, are requested (not specifically addressed in this Agreement), TWM shall pay Z4P (pound)1000 GBP per game per device.

The mobile telephone handsets for which Mobile Content will be produced by Z4P hereunder are as follows:

All Nokia series handsets:

Series 40
Series 60
Including updates to the Nokia series 40 & 60 as and when they occur, being new firmware releases or handsets

Sony Ericsson           Samsung
SE T610                 E820
SE T630                 E3300
SE Z600                 D410
SE K500                 D500
SE V800                 Z107
SE K700i                E330
                        C100
Sharp                   E700
GX 10                   P400
GX 15                   S300
GX 20                   S300m
GX 30                   X600
GX 30i
GX 902sh                Motorola
                        T710i
LG                      V600
C 2200                  C385
L1100                   V220
F7250                   V500
                        V550
Siemens
C55                     Sagem
M50                     MyX7
S55                     MyX5
SL55

                                   SCHEDULE 3

                                    Services

Z4P shall ensure that the Services, the Software and the Z4P Equipment shall at all times during the Term conform with the Functional Specification. Z4P shall provide the following Services during the Term:

1.    Z4P shall provide the Software and Z4P Equipment which shall:

1.1   provide a secure account management system to:

      (a) enable Digital Subscribers to register their details and set up betting accounts;

      (b) deposit and withdraw funds via the phone, internet and in the case of users of the Digital Television Channel, via the Digital Television Channel, and to deal with Chargebacks and non-allowable Transactions;

      (c) identify , isolate and track issues in relation to customer accounts which impact the operation of the Content, Software and Services; and

      (d) enable customer service representatives ("CSRs") to access a complete audit trail of account history of individual customer accounts;

1.2   manage the Database generated by the Channels;

1.3   provide a secure transaction system capable of:

      (a) processing and authenticating large volumes of Bets (in excess of 500 concurrent Bets);

      (b)   setting payouts, stake limits and increments;

      (c)   setting maximum payouts per Game play and per day;

      (d) offering the capability to deliver `free Bets' and other promotional Bets; and

      (e) ensuring registered Digital Subscribers are paid and debited the correct amounts into their accounts, in line with their winnings and losses;

1.4 provide reporting tools which track in real time or near real time financial and operational performance of the Channels;

1.5 provide the information specified in the `reporting' section of the Functional Specification in a format acceptable to TWM which shall include but not limited to:

      (i) the total number of Transactions carried out during the relevant month;

      (ii)  the value of each Transaction;

      (iii) the date of each Transaction;

      (iv)  the Game category of each Transaction;

      (v)   total Content Revenues;

      (vi) the calculation of Profit in respect of the relevant Transactions (including but not limited to details of all relevant deductions actually made and/or due); and

      (vii) such other information as may be required pursuant to the Functional Specification;

1.6 provide a secure Random Number Generator which conforms with industry best practice for Fixed Odds Betting services;

1.7   provide a marketing system which enables:

      (i) bonuses to be offered to Digital Subscribers when they deposit funds;

      (ii) coupons to be offered to NTL's and Telewest's customers irrespective of whether they have deposited funds;

      (iii) Digital Subscribers to accumulate `loyalty' points based on levels of play, and bonuses to be paid when agreed points thresholds have been reached; and

      (iv) `betting events' to be set up which enable odds, payout tables, jackpots and bonuses to be changed for the period such betting event;

1.7   provide a fault management system which enables:

      (a) customer services agents to be kept informed of progress in resolving any faults in relation the games and/or the Software and/or the Z4P Equipment, or any other factors that may affect the customer experience; and

      (b) to provide training to TWM, and where appropriate to its customer services partner, in relation to the fault management system.

2. Z4P shall provide the infrastructure and kit to enable the Content and Content back-end database systems (including the Z4P Equipment and Software) to be set up and hosted by TWM, and shall provide training to TWM in the installation of such infrastructure and kit.

3. Subject to Clause 10, Z4P shall provide and manage back-ups of the Content and of the data on the Z4P Equipment and/or Software, in Israel for archiving and disaster recovery purposes.

4. Z4P shall provide the tools and/or monitor to ensure that the Channels and the Z4P Equipment and Software remain at all times and without limitation fully secure from unauthorised access by third parties, attempted fraud, Viruses and other malicious acts by third parties, and will provide details of such tools and systems to TWM.

5. Z4P shall provide dedicated project management support to ensure the Content and the Services are delivered in line with the Project Plan.

6. Z4P and TWM shall attend quarterly review meetings, at a venue to be agreed, where the performance of the Channels against targets will be reviewed, and Z4P shall provide feedback on how the performance of the Channels can be improved based on Z4P's expertise in betting and gaming services.

7. Z4P shall provide dedicated operational and monitoring support for Digital Subscribers and/or TWM to ensure service performance issues and/or any faults (including but not limited to faults to the games and/or the Software and/or the Z4P Equipment) are dealt with as detailed in the Service Level Agreement.

8. Z4P shall ensure that the Services, the Z4P Equipment and the Software comply with those service levels as set out under the Service Level Agreement.

                                   SCHEDULE 4

                                TWM's Obligations

1.    Games development support

1.1   TWM shall:

      (a) provide Z4P access to Liberate code libraries TWM owns to enable faster development of the Games; and

      (b) perform code reviews to identify means of improving games performance; and

      (c)   if necessary, support Z4P to debug client-side Game applications.

2.    Systems integration

2.1 TWM shall be responsible for hosting the Content and the Content back-end systems and provide the required interfaces with the cable head end and cable return path. TWM shall provide 24/7 on call support for all hosting issues.

2.2 TWM shall, relying upon Z4P's directions, integrate all the elements provided by both Z4P and TWM to distribute the Content and/or to operate the Channels into an `end to end' system.

3.    Project management

3.1 TWM shall provide `lead' project management resource to ensure the Channels are launched in accordance with the Project Plan.

4.    Merchant billing:

4. TWM shall provide merchant billing, where appropriate via a third party, to enable credit and debit card transactions to be executed.

5.    Customer Service

5.1 TWM shall provide telephone and on-line customer service support to Digital Subscribers for registration and for on-going customer support. The customer support line will be manned in accordance with the Service Level Agreement.

6.    Channel management

6.1 TWM shall manage the day to day operation of the Channels, troubleshoot issues when they arise, and account manage the day to day commercial relationships with Telewest and NTL.

7.    Operational support

7.1 TWM shall provide round the clock support to ensure the problems affecting the performance of the Channels which can be corrected by TWM in the UK are fixed in a timely manner.

8.    Financial management

8.1 TWM shall be responsible for the financial management of the Channels and all associated Transactions. The Digital Subscribers' accounts used for this Agreement shall be managed according to all applicable laws, regulations and codes of practice. Such accounts shall be separate accounts from any other activity and shall not in any way be subject to any third party's right, lien charge or otherwise.

                                   SCHEDULE 5

                                 Revenue shares

1.    A. Digital Television Channel

      TWM shall pay to Z4P and/or Winner (as the case may be) during the Term of this Agreement the following share of Profit received from the commercial operation of the Digital Television Channel ("DTC Profit") according to the two stages set out in tables 1 and 2 below. The first stage DTC Profit shares shall apply until 12.5% of the DTC Profit is equal to (a) (pound)300,000 in the first year of the Term, or (b) (pound)200,000 in the second year of the Term or any years of the Term thereafter, after which point the second stage DTC Profit shares shall apply. The DTC Profit shares shall be payable by TWM to Z4P and/or Winner (as the case may be) within 10 days of receipt of an invoice from Z4P and/or Winner in respect thereto.

      Z4P, Winner and TWM shall share DTC Profit as follows:

      Table 1 - Stage 1DTC Profit shares:

      ------------------------------------------------------------------------
      Z4P                                  42.5%
      ------------------------------------------------------------------------
      TWTV                                 57.5%
      ------------------------------------------------------------------------

      Table 2 - Stage 2DTC Profit shares:

      ------------------------------------------------------------------------
      Z4P                                  45%
      ------------------------------------------------------------------------
      Winner                               10%
      ------------------------------------------------------------------------
      TWTV                                 45%
      ------------------------------------------------------------------------

      For the avoidance of doubt Stage 1 DTC Profit shares shall apply until DTC Profit of (pound)2.4m is generated in the first year of the Term, and DTC Profits of (pound)1.6m are generated in the second year of the Term or any years of the Term thereafter.

      B.    Mobile Channel

      TWM shall pay to Z4P (during the Term of this Agreement the following share of Profit received from the commercial operation of the Mobile Channel ("MC Profit") according to the two stages set out in tables 1 and 2 below. The first stage MC Profit shares shall apply until 10% of the MC Profit is equal to (pound)150,000, after which point the second stage MC

      Profit shares shall apply. The MC Profit shares shall be payable by TWM to Z4P within 10 days of receipt of an invoice from Z4P in respect thereto.

      Z4P, Winner and TWM shall share MC Profit as follows:

      Table 1 - Stage 1 MC Profit shares:

      ------------------------------------------------------------------------
      Z4P                                  55%
      ------------------------------------------------------------------------
      TWTV                                 35%
      ------------------------------------------------------------------------
      Winner                               10%
      ------------------------------------------------------------------------

      Table 2 - Stage 2 MC Profit shares:

      ------------------------------------------------------------------------
      Z4P                                  45%
      ------------------------------------------------------------------------
      TWTV                                 45%
      ------------------------------------------------------------------------
      Winner                               10%
      ------------------------------------------------------------------------

      For the avoidance of doubt Stage 1 MC Profit shares shall apply until MC Profit of (pound)1,500,000 is generated.

      C.    WWW Channel

      TWM shall pay to Z4P and/or Winner (as the case may be) during the Term of this Agreement the following share of Profit received from the commercial operation of the WWW Channel ("WWWC Profit") according to the table below.

      Z4P, Winner and TWM shall share WWWC Profit as follows:

      Table - WWWC Profit shares:

      ------------------------------------------------------------------------
      Z4P                                  20%
      ------------------------------------------------------------------------
      TWTV                                 20%
      ------------------------------------------------------------------------
      Winner                               60%
      ------------------------------------------------------------------------

2. For the purposes of paragraph 1 (above), "Profit" means, calculated on a monthly basis, gross Content Revenues or any other revenues including without limitation advertising and premium rate telephony revenues generated in relation to the Content for such month less (in respect of such Content Revenues):

      (i) Bookmaker's Gross Profit Tax paid to HMCE by TWM pursuant to the Betting and Gaming Duties Act 1981;

      (ii)  winnings actually paid (plus returned stakes) to Digital
            Subscribers;

      (iii) Chargebacks and bad debt;

      (iv)  free Bets and discounted elements of Bets;

      (v) any additional taxes, levies and/or duties to those payable by TWM at the date of this Agreement which are required by a relevant statutory body to be paid by TWM in respect of the offer of Transactions and/or in respect of and/or in connection with the distribution of the Content via the Channels;

      (vi) Merchant Acquirer costs, as detailed in Schedule 11 to this Agreement, which may be amended by TWM from time to time;

      (vii) any charges and/or share revenues to be paid to Telewest and/or NTL by TWM and/or other digital platform operators (including but not limited to broadcasters that provide an access point to the Channels) and/or marketing affiliates. For the avoidance of doubt such charges shall include but not be limited to any payment made by TWM to Telewest, NTL and/or other digital platform operators resulting from Content availability falling below 95%; This sub-section (vii) shall not apply to WWW Channels unless otherwise agreed between the parties;

      (viii) any charges and/or share revenues to be paid to mobile telecommunications network providers, service carriers, aggregators, distributors or other service suppliers. Without limiting TWM's right to deduct the same TWM agrees to consult Z4P in good faith about such deductions;

      (ix) any charges and/or share revenues to be paid to internet service providers, telecommunications service providers, distributors or other service suppliers. Without limiting TWM's right to deduct the same TWM agrees to consult Z4P in good faith about such deductions.

      (x) VAT payable by TWM charged by Telewest and NTL on their revenue shares which will be non recoverable by TWM, and any other non-recoverable VAT charges payable by TWM in relation to the

            Content and Services. For the avoidance of doubt, any VAT payable by TWM which is recoverable by TWM shall not be deducted under this paragraph.

      For the avoidance of doubt, in the event that losses are incurred in any month, such losses will be carried forward to the next month. The calculation of Profit in the next month shall include the losses from the previous month. In the event losses are incurred for two or more consecutive months such losses will be shared between the parties in accordance with the share model detailed above. For the purpose of clarification and notwithstanding to any reference to the word "losses" in this schedule and section 6 above shall refer to losses resulting from Digital Subsriber's winnings and other deductions set out in this paragraph 2 being greater than the Gross Content Revenues.

3. Winner will issue at no cost to TWM, upon commercial launch of the Channels, shares equivalent to 5% of its equity, to reflect the contribution TWM is making to build the value of Winner's business. Winner agrees that such shares will have tag along rights attached to them. Such TWM's shares equivalent to 5% of Winner's equity shall not be dilutable in any way until the pre money enterprise valuation of Winner reaches (pound)1 million.

4. In addition, Winner will grant TWM an option to acquire a 10% equity stake in Winner's business at any time in the 3 years following signature of this Agreement, based on an enterprise valuation of (pound)1 million pre money.

                                   SCHEDULE 6

                                    Marketing

A.    Digital Television Channel and Mobile Channel

1. TWM agrees at its own cost to promote, market and advertise the availability of the Content. TWM will develop and execute a positioning and promotional strategy designed to acquire new customers for the Channels and to maximise play rates and minimise churn.

2. Z4P and Winner agree to provide to the other party such assistance as TWM may reasonably request in promoting the availability of the Content.

3. Z4P grants to TWM (with the right to sublicense to Telewest and/or NTL) the right during the Term to use excerpts or sections from the Content in any promotional, marketing or advertising materials used or proposed to be used by TWM in order to promote, advertise and market the Content.

4. No party shall publicise or disclose the terms or the existence of this Agreement to any third party without obtaining the prior written consent of the other parties and/or as required by law.

5. It is anticipated that the Digital Television Channel will also be promoted via red button links with third party broadcasters with enhanced TV capability. It is understood that these third party broadcasters may require the Digital Television Channel to be `white labelled'. For the avoidance of doubt, DTC Profit shares (as detailed in Schedule 5) shall be calculated net of third party broadcaster's and marketing affiliates' shares (if applicable). It is also understood that the Mobile Channel and the WWW Channel may be `white labelled'.

      B.    WWW Channel

1. Winner agrees at its own cost to promote, market and advertise the availability of the Content. Winner will develop and execute a positioning and promotional strategy designed to acquire new customers for the Channel and to maximise play rates and minimise churn.

2. TWM agrees to provide to the other party such assistance as Winner may reasonably request in promoting the availability of the Content.

3. TWM grants to Winner the right during the Term to use excerpts or sections from the Content in any promotional, marketing or advertising materials used or proposed to be used by Winner in order to promote, advertise and market the Content.

4. No party shall publicise or disclose the terms or the existence of this Agreement to any third party without obtaining the prior written consent of the other parties and/or unless as required by law.

5. It is further understood and agreed by the Parties that during the Term, the WWW Channel will also enable the download of Mobile Content and the Parties' revenue sharing shall be according to clause 1C of Schedule 5 and with respect thereof.

                                   SCHEDULE 7

                            Functional Specification

                              Please see attached.

                                   SCHEDULE 8

                                  Project Plan

                              Please see attached.

                                   SCHEDULE 9

                             Service Level Agreement

1.    Introduction

This Service Level Agreement ("SLA") sets out the operational services that TWM and Z4P have agreed to provide to each other in relation to the interactive fixed odds betting services agreement of even date between the parties (the "Agreement") and provides a standard against which the provision of these services can be measured. This SLA also sets out the quality of those services that TWM intends to offer to and expects from Z4P.

2.    Interpretation

2.1 Unless otherwise defined herein, capitalised terms used in this SLA shall have the same meaning as given to them in the Agreement.

2.2 The TWM commercial manager shall be responsible for liasing with Z4P and conducting impact assessments where requests are made to change the service levels or procedures specified within this SLA and for updating this document where necessary. TWM and Z4P shall be responsible for monitoring services against the levels set out in this SLA and for reporting non-compliance to each other where appropriate.

3.    Contact Details

Where contact or notification between TWM and Z4P is referred to within this SLA, the contact/notification points shall be as follows:

3.1   Z4P Contacts

-------------------------------------------------------------------------------------------------------------------------
CONTACT TYPE                       Dept / Name              Email address              Telephone       Fax
-------------------------------------------------------------------------------------------------------------------------
Technical                          Gil Levi                 gil@zone4Play.com          +972-3-688-9444 +972-3-
For outage and  fault reporting                             -----------------                          537-9429
-------------------------------------------------------------------------------------------------------------------------
General issues /queries,  Content  Ira Vinitski             ira@zone4play.com          +972-3-688-9444 +972-3-
launch, QA and Content change                               -----------------                          537-9429
requests
-------------------------------------------------------------------------------------------------------------------------
Technical (site development & Gil Levi                      gil@zone4play.com          +972-3-688-9444 +972-3-
support)                                                    -----------------                          537-9429
-------------------------------------------------------------------------------------------------------------------------
Commercial                         Uri Levi                 uri@zone4play.com          +972-3-688-9444 +972-3-
(contract issues, complaint                                 -----------------                          537-9429
communication and commercial
discussion)
-------------------------------------------------------------------------------------------------------------------------

3.2      TWM Contacts

-------------------------------------------------------------------------------------------------------------------------
CONTACT TYPE               Name                Email address                      Telephone             Fax
-------------------------------------------------------------------------------------------------------------------------
Operations/fault           Alex Franks         afranks@twowaytv.com               020 7665 4455
reporting                                      --------------------
-------------------------------------------------------------------------------------------------------------------------
Project manager            Stuart Cole         scole@twowaytv.com                 020 7665 4450
                                               ------------------
-------------------------------------------------------------------------------------------------------------------------
Commercial (Contract Guy Templer               gtempler@twowaytv.com              020 7665 4416
issues, etc)                                   ---------------------
-------------------------------------------------------------------------------------------------------------------------
Financial (Reporting, Reitesh Desai            rdesai@twowaytv.com                020 7665 4440
invoicing, etc)                                -------------------
-------------------------------------------------------------------------------------------------------------------------

Either party may update their contact details from time to time by submitting a change request to the commercial manager in the form of an e-mail outlining any changes to the contact details. The TWM commercial manager shall be responsible for updating the SLA and distributing to Z4P.

4.    Responsibilities

4.1   TWM responsibilities

(a)   Channel Maintenance

      TWM shall provide:

      (i)   hosting facilities for the Z4P Equipment and the Software; and

      (ii) necessary connectivity and operational premises for the distribution of the Content.

TWM shall advise Z4P no less than 5 working days prior to all "business as usual" (i.e. non emergency) proposed planned outages of, changes, modifications, upgrades, replacements, enhancements or alterations to, the Channels and/or its supporting software or planned outages of anything else within TWM's control that affects the carriage of the Content on the Channels ("Planned Outage"). Notification shall be by e-mail to Z4P and Z4P is required to use all reasonable endeavours to accommodate such change within the timescales agreed between the Parties during the planning phase of such change. TWM shall provide 24/7 on call support to all hosting issues.

(b)   Customer service contact points

TWM shall provide customer service contact points for Digital Subscribers who are experiencing network related problems, Set Top Box problems and/or issues which are beyond the reasonable control of TWM's customer service.

4.2   Z4P's responsibilities

4.2.1 General

(a) Z4P shall provide TWM with the following prior to the submission of the Content to TWM Testing:

      o     the client side applications source code; or

      o     URLs of all live pages

      and shall notify TWM within 72 working hours of any proposed change to the same.

(b) In order that TWM may inform/notify Z4P as contemplated by this SLA, Z4P shall provide TWM with its relevant contact details (including an e-mail address) for such notification and shall notify TWM of any updates required to the same in order that such contact details remain accurate.

(c) Z4P shall ensure integrity of data prior to upload including, but not limited to, the making use of up to date virus checking software to ensure that all Content is Virus free.

4.2.2 Technical Provision and Performance

(a) Z4P shall ensure that it has fully secure connectivity to the Software and/or the Z4P Equipment for the purpose of fulfilling its obligations under this SLA

(b) In the event that the connectivity security, as referred to in 4.2.2(a) (above) is not sufficient in the reasonable opinion of TWM:

      (i) such non compliance shall be deemed to be a material breach of the Agreement; and

      (ii) TWM shall be entitled to reasonably request that Z4P increases the connectivity security referred to in clause 4.2.2(a) (above) and Z4P shall increase such connectivity security within a reasonable amount of time following such request.

4.2.3 Removal of Content

Should TWM require Z4P to remove any part of the Content from the Channels, Z4P shall comply with such request within 24 hours, save where the Content needs to be removed to comply with any laws, regulation, code of conduct and/or any third party's rights in which case the Content shall be removed by Z4P within 4 hours of TWM's request.

4.2.4 Functionality

(a) Where any inputting of data by Digital Subscribers is intended to generate an on line response and such response takes in excess of 15 seconds (as measured from the receipt of a request on the Z4P's servers to the supply of a response to the relevant Set Top Box), a message within the Content shall be displayed to the Digital Subscriber advising the Digital Subscriber to wait. Should the response not be supplied within such time or as may be reasonably expected by the Digital Subscriber, a message shall be displayed to the Digital Subscriber advising them what to do.

(b) Should TWM request Z4P to change the functionality, pages, features or make any other non textual change to the Content and/or graphic change (and which would include, for the avoidance of doubt, the updating of links) Z4P shall supply any such new Content to TWM so as to ensure that the following lead times for re-purposing and Testing are available to
      TWM:

      o One or two pages of Content - 5 working days from TWM's confirmation of receiving a change request from Z4P; and

      o Multiple page changes - lead times are by agreement between the Parties on each occasion, depending upon the complexity and size (number of pages) of the change.

4.2.5 Maintenance, archiving and redundancy

(a) Z4P shall ensure that disaster recovery/business continuity plans are in place and offsite secure storage is utilised.

(b) Z4P is responsible for capacity planning to ensure its Content servers remain able to store data as required.

(c)   The Software and the Z4P Equipment shall support full redundancy.

(d) Z4P shall, using its secure connectivity, back-up every 24 hours all data generated by the Software and Z4P Equipment in the course of operating the Channels.

(e) Z4P shall issue daily diagnostic reports and take appropriate remedial action if so required.

4.2.6 Fault Resolution

Z4P shall put in place adequate resource, equipment and related procedures for logging, monitoring and resolving faults, errors & failures of the Content and related supporting hardware and/or software (including but not limited to the Z4P Equipment and the Software). It is understood the Content and Services will be monitored for potential faults via an automated monitoring system 24 hours per day, 365 days per year which will be supported by a manual monitoring process during regular working hours.

Z4P shall ensure that its technical support centre shall be available:

o     by phone during UK business hours (9.00 am to 5.30 pm UK time); and

o     on call 24 hours per day, 365 days per year.

Z4P shall inform TWM via telephone, of all actual and potential faults leading or that may lead to any Content Unavailability (and confirm such details by e-mail), as soon as is practicably possible, but in any event within 1 hour of the occurrence of such fault. The e-mail shall include details of the numbers, locations, equipment and systems affected, when the service was last accessed correctly, and any error messages and hardware or network information if relevant. Z4P shall ensure that both the service impact and an estimate as to the expected length of the outage shall be included in the e-mail. Z4P shall send further e-mails to TWM as further information in connection with the fault becomes available, until such time as full service without any fault is restored. Z4P shall also send an e-mail to TWM confirming the restoration of service.

Should Content Unavailability exceed 24 hours, details of the fault and an action plan for resolution should be escalated to the relevant project managers at both TWM and Z4P.

5.    Common Responsibilities

5.1   Service Management Fault Categories

The priority of any problem shall be determined solely by the impact of the problem upon Digital Subscribers. Priority will not be granted to any particular situation, person, software or hardware and the categorisation of the fault shall be dependant only upon the impact the problem is having, or will have on the Channels in terms of Digital Subscriber satisfaction.

TWM's problem criteria are listed below with internal targets for resolution once the problem is notified by TWM to Z4P.

         --------------------------------------------------------------------------------------------------
         Priority          1 Loss of Critical Service impacting more than 10,000          Target
                           Consumer, Business or Internal Customers and or any breach     Resolution Time:
                           (or suspected Breach)
                           of Security.                                                   4 Hours

                           Loss of Critical Service affecting more than 1,000 but up to 10,000 Consumer, Business or Internal
                           Customers.

                           Major Site / Service unavailable

                           OFTEL / Legal Requirement

                           1 of top 100 Customers / VIP Customers

                           Content Removal

         Priority 2        Loss of service affecting 500 to 1,000 Consumer, Business or   Target
                           Internal Customers                                             Resolution Time:

                           Severe Loss of Service, Customers are severely impacted by     8 Hours
                           fault

                           Partial Loss of building or service
         --------------------------------------------------------------------------------------------------

For the avoidance of doubt, the parties will make reasonable endeavours to resolve individual problems as categorised in the above internal target times shown, but are unable to give any guarantee or commitment that such time scales can be met.

5.2   Force Majeure

Notwithstanding any other provision of this SLA, in the event that any fault hereunder is a result of a Force Majeure Event (as defined in the Agreement), the obligations regarding the reporting and resolving of such fault within certain time periods as set out in this SLA shall not be binding upon the Parties and the Parties shall not be liable in the event that such time limits are not met. Notwithstanding the provisions of this paragraph, each Party shall use all reasonable endeavours to inform the other of those faults contemplated by this SLA as they occur and to remedy the fault notwithstanding the Force Majeure Event, in both cases within the time limits set out herein.

6.    Z4P's responsibilities

6.1 Z4P shall ensure that Content Unavailability shall be no greater than 5% in each calendar month during the Term. "Content Unavailability" means the cumulative total time that the Content (in whole or part) is not distributed on any or all distribution platforms in any calendar month as a result of faults in the Content, the Z4P Equipment and/or the Software supplied by Z4P and/or as a result of other acts and/or omissions of Z4P (other than Planned Content Unavailability).

6.2 "Planned Content Unavailability" means the non distribution of the Content from any distribution platform provided that: (i) TWM has been provided with written notice of such non distribution at least ten days in advance of such non distribution; and (ii) Z4P informs TWM's commercial manager and technical account manager by telephone, confirmed by e-mail, of:

      o     the reason for the Planned Content Unavailability;

      o     the Planned Content Unavailability date and time; and

      o     the likely duration of the Planned Content Unavailability.

6.3 Content Unavailability with less than 10 days written notice will be deemed to be a fault, and will be handled as such in accordance with this SLA and will contribute to Content Unavailability.

6.4 Z4P shall use best endeavours to ensure that Planned Content Unavailability shall not exceed 24 hours in any calendar month.

7.    Z4P Reporting

Following a reasonable request from TWM, Z4P shall use all reasonable endeavours to provide to TWM, in a format to be agreed between the Parties, a written report setting out: (i) the amount of Content Unavailability in respect of that period; and (ii) the amount of Planned Content Unavailability in respect of that period.


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                                   SCHEDULE 10

                         Applicable Regulation and Codes

               SSSL Guidelines in relation to Fixed Odds Services

    SSSL Policy towards fixed odds games products/gaming on the DTH Platform

This document sets out Sky Subscribers Services Limited ("SSSL")'s updated policy towards the making available of 'play for real' fixed odds games products or gaming products on the DTH platform. It has been formulated under the current legislation and following discussions with the Gaming Board for Great Britain concerning the potential application of the terms of the settlement with the Association of British Bookmakers (ABB) announced on 19 November 2003 in the fixed odds betting terminal (FOBT) test case to interactive television.

1. 'Gaming' within the definition of the Gaming Act of 1968 cannot legally be operated as an interactive service on the DTH platform (since it is not being conducted on 'licensed premises').

2. The development of 'fixed odds games' following the 49's case has given rise to a range of products that are referred to as `games' but in fact constitute `betting' or `wagering' on a chance event. Such 'fixed odds games' rely upon 'events' generated by a random number generator (RNG) in respect of which the viewer wagers with agreed pay-outs depending upon the amount wagered and the outcome of the event. Certain of these products closely resemble (and may even appear the same as) games offered within licensed casinos.

3. Despite the settlement of the action in the FOBT case, there remains a degree of uncertainty as to the legality of all such products. The initial policy was based on discussions with the Gaming Board and legal advice taken prior to its introduction on 20 June 2003. Following further discussions with the Gaming Board concerning the public policy concerns that might lead it to institute legal proceedings as a result of fixed odds games made available on the DTH platform, SSSL has revised its policy towards 'fixed odds games' on the DTH platform.

4. Accordingly, as of 1 July 2004 the following approach will apply to the offering of 'fixed odds games' on the DTH platform:

      4.1 'Gaming' within the definition of the Gaming Act of 1968 will not be permitted;

      4.2 'Fixed odds games' that can properly be classified as 'betting' are permissible. In order for a product to be classified as such (a) there must be a bilateral risk taken by the punter and the bookmaker; (b) the return must be clearly stated; and (c) HM Customs and Excise must be collecting the 15% GPT in respect of such 'bets';

      4.3 Where the operator of a service proposes to offer 'fixed odds games' on the DTH platform the operator will be required to notify SSSL


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

            which of the two alternative policies (Policy A and Policy B) below that service is to operate under. Once an operator has chosen which policy a service is to operate under it shall be entitled to change that selection upon reasonable notice to SSSL. Controls will also apply to links taking customers between services which operate under one policy to services that operate under the other policy (see Paragraphs 4.6 and 4.7 below).

      4.4   Policy A

            4.4.1 Policy A replicates the current policy and therefore states that where a 'fixed odds game' is based upon a game authorised
                  (1) under the Gaming Clubs (Bankers' Games) Regulations 1994 (S.I. 1994/2899) (as amended) (2) or promoted in such a manner that the viewer may believe he/she is participating in such a game, such fixed odds games will not be permitted.

            4.4.2 As under the current policy, where a 'fixed odds game' uses a modified version of an 'authorised banker's game' (e.g. a roulette wheel modified marginally) so that the actual game would not, if played, comply with the 1994 Regulations (as amended), this does not mean that such 'modified game' would avoid the prohibition of Paragraph 4.4.1 above. If such a 'fixed odds game' is identifiable as a derivative of one of the 'authorised banker's games' it cannot be made available on the DTH platform under Policy A.

      4.5   Policy B

            4.5.1 Policy B similarly replicates the current policy but, following the terms of the settlement of the FOBT case, provides a limited derogation from the prohibition on 'fixed odds games' which are based upon any game authorised under the Gaming Clubs (Bankers' Games) Regulations 1994 (S.I. 1994/2899) (as amended) or promoted in such a manner that the viewer may believe he/she is participating in such a game.

            4.5.2 That limited derogation provides for a service on the DTH platform to offer 'fixed odds games' which are based upon the authorised banker's game roulette. A service operating under policy B will be permitted to offer a 'bet on roulette' product provided that all 'fixed odds games' products included within that service (i.e. not just the 'bet on roulette' products) adhere to the following conditions:

                  o No component of a roulette-based 'fixed odds game' is broadcast on the main audiovisual feed of any television

(1) Section 13(1) of the Gaming Act 1968 prohibits the playing of bankers' games and games of unequal chance on premises licensed under that Act.
      Section 13(2) however, authorises the making of regulations to provide that this prohibition shall not have effect in relation to games specified in the Regulations.

(2) Meaning currently Roulette, Dice (craps), Baccarat, Blackjack, Casino Stud Poker, Super Pan 9, The Big Six, Sic Bo and Three Card Poker
                        channel from which the service is accessed (i.e. images of a roulette wheel (or similar) can only be shown once a customer has invoked an interactive application).

                  o Each product provides a maximum payout (i.e. including any returned winning stake) per single transaction of (pound)500 or less.

                  o Each product limits stakes to (pound)15 per bet and (pound)100 per single transaction.

                  o     The following bet process must be adhered to:

                        >     customers must make a positive selection;

                        >     customers must choose a stake;

                        > the odds must be clearly visible at time of the customer making his/her selection;

                        > customers must be required to select a 'start' or 'bet' button/icon; and

                        > the result of each bet is to be shown within the service immediately upon determination of the relevant event.

                  o The minimum cycle time for any product between the customer logging in, selecting his/her bet(s) and settlement is not to be less than 30 seconds. When customers are betting from their original or previously replenished stake or from accumulated winnings, the minimum cycle time for this type of transaction is not to be less than 20 seconds.

                  o Odds for each betting event are to be clearly displayed within the service.

                  o An on-screen balance meter allowing customers to track winnings/losses per session must be available as part of the service.

                  o The service must allow customers to `cash-in' at any time following the completion of each betting event and to set a limit on the time they play and on the amount they wish to spend per session. o

                  o Clear help pages must be presented as part of the service, including contact information for GamCare and warnings on excessive gambling. Access to such help pages must be available at all times by use of button/icon.


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

      4.6 It will be permissible for operators of 'fixed odds games' services to operate two services on the DTH Platform under the terms of this SSSL Policy, one under 'Policy A' and the other under 'Policy B'. It will also be permissible for a service operating under 'Policy B' to offer only a 'bet on roulette' product and not any other type of 'fixed odds games' product. However, SSSL will not permit operators to blur the distinctions between the two types of service or to claim that they are operating two distinct services whilst presenting the customer with a single service.

      4.7 Accordingly operators will only be permitted to offer services under both 'Policy A' and 'Policy B' provided that SSSL is satisfied that a clear distinction is maintained between the two types of service at all times. As a minimum, and without limitation, this will involve:

            4.7.1 a prohibition on an individual 'fixed odds game' offered as part of one type of service being promoted on a service which operates under the 'other' policy type. Instead, and subject always to Paragraph 4.7.2 below, services operating under one policy type shall only be promoted within services operating under the 'other' policy type by reference to their service name(s);

            4.7.2 the service name of a service operating under one policy type not being promoted within a service operating under the 'other' policy type more prominently than individual 'fixed odds games' offered as part of that second service; and

            4.7.3 customers being transferred across (directly or indirectly)
                  from a service operating under one policy type to a service operating under the 'other' policy type being required to 'log in' separately to the second service in the same manner as if they had accessed that second service from an unrelated service.


Sky Subscribers Services Limited

30 June 2004

                    Gamcare Code for Interactive TV Services

Introduction

It is anticipated that new gambling regulation will impose a duty on gambling operators to implement socially responsible measures across all their online activities. This document has been developed by GamCare and Sky Interactive to identify and begin the introduction of socially responsibly measures to all gambling services on the Sky Interactive platform.

Implementation will be undertaken over a reasonable period so that each operator has time to introduce all measures during the ordinary course of their service development plans. The aim is to achieve full implementation by the time new regulation is passed. Neither Sky Interactive nor GamCare can currently compel operators within Sky Active to adopt these measures. However, Sky Interactive and GamCare will kitemark services which meet criteria.

Both Sky Interactive and GamCare recognise this is a working document and subject to modification. For example, socially responsible criteria will be amended to concord with new regulation; and criteria may need to be amended to meet the constraints of Sky Interactive technology that is fundamentally different to traditional Internet distribution. Both parties consider this document to be best practice at the time of issue.


1.    Age Verification

1.1 Operators must take steps to ensure the age and identification of every new customer. This is especially important in all cases where the method of payment does not itself constitute an age check (e.g. debit cards). In these cases, services should either employ the use of a reliable electronic checking system or undertake proof of age and ID through visual checks of documents such as driving licence or passport.

1.2 If there are no effective age verification systems in place, the service should not accept payments from cards that are available to those under the age of 18.

1.3 Age verification should not only take place on the interactive service, but also on the operator's internet site if customers can use that account to gamble on the interactive service without any further checks.

1.4 All services should clearly display an "over 18's only" sign on their main page.

1.5 Through the registration process there should be a clear message about under age play and steps the operator may take to check age.

2.    Advertising and Promotional Material


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

2.1 Advertising and promotions must be compliant with the relevant regulatory and advisory codes of practice.

2.2 Advertising should not target those under the age of 18. This includes not just content but consideration around the placement of advertising too.

2.3 Advertising should give a balanced message with regards to winning and losing.

2.4 Customer should not be encouraged to chase their losses or re-invest their winnings.

2.5 At no time should it be suggested that gambling is a means of getting out of financial difficulty.

3.    Customer led spend limits

3.1 Whilst operators will set their own limits on player spend and even vary those limits on an individual basis, they should also enable the customer to determine their own spending limits.

3.2 Services should enable customers to set limits on total deposits per day, per week or per month.

3.3 When a player reaches their limit, the operator will be responsible for ensuring that no further bets are accepted on the customers' account.

3.4 The customer should be able to reduce their spending limit within the service at any time.

3.5 If customers want to increase their spending limit, they will be required to phone the operators' call centre. The new limit will be effective 24 hours after the phone call.

4.    Self-exclusion

4.1 A player should be able to exclude themselves from making any bet on their account. In practise this will mean the account is closed and any balance transferred to their originating debit or credit card.

4.2 Information regarding the self-exclusion policy and process must be clearly explained within a responsible gambling/player protection page.

Once a player has requested self-exclusion, they should not be permitted to undo their request for a period of 6 months. This also requires the operator to take reasonable steps to prevent the customer registering again during this period


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

5.    Social Responsibility/Player Protection Information

5.1 The service main page should contain the logo/certification kite mark of the operators' social responsibility partner.

5.2 The service main page should also contain a link to both a player protection page and responsible gambling page. These can either be two separate pages or one page with information combined. Content is defined below.

5.3   The responsible gambling page should contain:

      a)    a suitable message about the importance of responsible gambling;

      b) advice on responsible gambling, a statement supporting social responsibility and identification of the operators' social responsibility partner;

      c) a list of customer protection measures that are available on the service and a link to that page (if separate to the responsible gambling page);

      d) the GamCare (or other similar organization) telephone helpline number;

      e)    a message regarding restriction of access to minors;

      f) when established, details, or a link to a page with details, of the operators' social responsibility policy.

5.4   The customer protection page information should contain:

      a) protection measures available to the customer if they wish to use them.

      b) measures should include customer-led spend limits together with self-exclusion instructions.

5.5 The deposit page should contain a reminder to the customer about the need to gamble responsibly, with a link to the responsible gambling/player protection page.

6.    Reality checks within game play

6.1 It is vital that where a game allows continuous, interactive and rapid gambling without a natural break, there should be mechanisms implemented that help the customer to monitor their spend and the amount of time they


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

      have played so they can make conscious decisions on whether to stop or continue. Current practice is to display the telephone tariff rate on screen. Within the technological constraints imposed by the Sky Interactive platform and their own online systems, operators will develop a mechanism that provides further protection. This mechanism should act as an effective reality check that will allow the customer to reflect on the desire to continue playing or not. Such a mechanism should remind the customer of their total online cost (or the tariff rate and their online duration) after a specified period of time and at regular intervals thereafter.

6.2 The currency unit of the amount wagered should be clearly displayed on the games screen as well as the denomination.

6.3   No game should be quicker than 5 seconds between plays.

6.4 The operator should seek guidance from relevant regulatory bodies on the implementation of suitable reality checks within each game.

7.    Customer Account

7.1 The customer should only be allowed to register one card or other form of payment on their account. If they need to change their payment method or details, they will be required to phone the operators' call centre.

7.2 Customers will only be able to register one account on a service rather than several accounts with similar details. Whilst it is recognised that this is not always possible to prevent, operators should take reasonable steps to review new accounts to check whether similar accounts already exist and take necessary action. The operator's policy and rules should make the opening of additional accounts by an existing customer against its terms and conditions.

7.3 Customers should be able to access their recent account history including all deposits, withdrawals and bets.

8.    Free Play

8.1 Free play game screens should display the same links to responsible gambling/ player protection pages as `play for cash' game screens.

8.2 At a minimum, the customer will be required to enter their date of birth (which must be over 18) to `play for free'.

8.3 There should be a clear message that customers must be over 18 to "play for free.

8.4   The frequency of "winning" must be the same as `play for cash' games.

9.    Training

The operator should ensure that their customer service teams are trained on issues of social responsibility and problem gambling. Training should be refreshed on a yearly basis.


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

10.   Auditing/Consultancy

10.1 The service should be audited every year to ensure compliance to the social responsibility code of practise for interactive gambling. This could be carried out by the regulator, Sky Interactive or the operator's' social responsibility partner.

10.2 Before launching a new service that falls outside these guidelines, the operator should consult with the relevant regulatory body.


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

                   ASA code in relation to Fixed Odds Services

BETTING AND GAMING

54.1 The gaming industry and the advertising business accept responsibility for ensuring that marketing communications contain nothing that is likely to lead people to adopt styles of gambling that are unwise.

54.2 Marketing communications should be socially responsible and should not encourage excessive gambling.

54.3 Care should be taken not to exploit the young, the immature or those who are mentally or socially vulnerable.

54.4 Marketing communications should not be directed at people under 18 through the selection of media, style of presentation, content or context in which they appear. No medium should be used to advertise betting and gaming if more than 25% of its audience is under 18 years of age.

54.5  People shown gambling should not be, nor should they look, under 25.

           Ofcom codes / guidelines in relation to Fixed Odds Services

                                [to be attached]

                                   SCHEDULE 11

                             Merchant Acquirer costs


         Payments on to the client account

            -     Debit cards : 52p per payment

            -     Credit cards: 2.19% plus 10p per payment

         Withdrawals from the client account

            -     Debit cards (Visa and Delta): (pound)1.40 per withdrawal

            -     Debit cards (Maestro): 52p per withdrawal

            -     Credit cards: (pound)1:40 per withdrawal


                                       57